Exhibit 10.17

December 14, 2017

Pablo Cussatti

572 West Shore Trail

Sparta, NJ 07871

Dear Pablo,

This letter agreement and general release (this “Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Blue Apron, LLC and each of its parents, subsidiaries and other affiliates, as applicable (collectively, the “Company”).  The Company and you are each referred to herein individually as a “Party” and together as the “Parties.”  You and the Company agree as follows:

1.          Employment.  You acknowledge and agree that your last day of employment with the Company, and your final day in the office, was December 1, 2017 (“Last Day of Employment”). You represent and warrant that, effective as of your Last Day of Employment, you resigned your employment with the Company and have delivered to the Company a resignation letter in a form acceptable to the Company, and agree to execute any additional documents as the Company may reasonably request to effectuate this provision. To the extent applicable, the Company will reimburse you for any approved expenses as soon as administratively feasible in accordance with the Company’s then-current policies and practices.

2.          Bonus Amount; COBRA.  Provided you timely execute and do not revoke this Agreement, the Company will:

a)          Make a one-time lump sum payment to you, as soon as reasonably practicable following the Effective Date (as defined below), in the amount of one hundred thirty-seven thousand five hundred dollars ($137,500) (less all applicable deductions and withholdings), which amount is equal to the prorated portion of your 2017 target bonus amount.  The Company will issue you a Form W-2 with respect to the payment contemplated under this Paragraph 2(a).

b)          In the event you elect to receive COBRA (as defined below) continuation health coverage, pay directly to the Company’s health insurance carrier on your behalf the premiums associated with your COBRA coverage through the earlier of (i) the duration of your COBRA continuation period and (ii) March 31, 2018.  Any COBRA continuation health coverage that you elect to receive beyond the coverage period described in this Paragraph 2(b) will be at your sole cost and expense.  For the avoidance of doubt, in no event will the Company pay any COBRA premiums for coverage extending beyond March 31, 2018.

c)          Waive any and all claims it may have against you for repayment of any sign-on bonus or relocation stipend, costs or expenses, to the extent a sign-on bonus or relocation arrangement was previously agreed to by the Parties.

3.           Release.

a)          In consideration of the benefits set forth in Paragraph 2 hereof, to the fullest extent permitted by law, you hereby waive, release and forever discharge the Company and each of its past, present and future parents, subsidiaries, and affiliates, and each of its and their respective past, present and future directors, officers, employees, contractors, equityholders, members, trustees, representatives, agents, advisors, employee benefit plans (and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers), successors and permitted assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”), from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, which you now have, have ever had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, arising out of or relating in any way to your employment relationship with the Company or any of the other Company Releasees, or other associations with the Company or any of the other Company Releasees, or any termination thereof to the maximum extent permitted by law.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Age Discrimination in Employment Act, (including the Older Worker’s Benefit Protection Act), the Worker Adjustment and Retraining Notification Act, the Americans With Disabilities Act, and the Family and Medical Leave Act of 1993, and, to the extent applicable in relation to your location(s) of work for the Company, the New York State Executive Law, including its Human Rights Law, the New York City Administrative Code, including its Human Rights Law, the New York Labor Law, the New York Equal Pay Law, the New York Equal Rights Law, the New York Off-Duty Conduct Lawful Activities Discrimination Law, the New York State Labor Relations Act, the New York Whistleblower Statute, the New York Family Leave Law, the New York WARN Laws, the New York Civil Rights Law, the New York State Corrections Law, the New York City Earned Sick Time Act, the New York City Fair Chance Act, the New York State Constitution, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey State Wage and Hour Law, the New Jersey Equal Pay Act, the New Jersey Family Leave Act, the New Jersey Security and Financial Empowerment Act, the New Jersey State Constitution, the Texas Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Minimum Wage Act, and the Texas Whistleblower Act), Chapter 121 of the Texas Human Resource Code, the Texas Health & Safety Code, the Texas Deceptive Trade Practices Act, the Texas State Constitution, including all amendments thereto.

b)          By entering into this Agreement, you acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  You understand and agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  You understand and acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled.  You further understand and acknowledge that you have been advised by this writing that: (a) you should consult with an attorney prior to executing this Agreement; (b) you have forty-five (45) days within which to consider this Agreement; (c) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (d) this Agreement shall not be effective until after the revocation period has expired. In the event you sign this Agreement and return it to the Company in less than the review period identified above, you acknowledge that you have freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

c)          Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting (i) any claim or right you may have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) claims that are not otherwise waivable under applicable law; or (vii) any claim or right you may have under this Agreement.  In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 3(a), you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent you receive any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Paragraph 2 of this Agreement.

4.          No Lawsuit or Charges. You represent and warrant that you have not filed or submitted any lawsuit or charge against the Company or any of the other Company Releasees with any administrative, state, federal, local or other governmental or quasi-governmental entity, agency, board, court, or arbitrator.

5.          Return of Property.  Upon termination of your employment, you agree to promptly return to the Company all of its property, including, but not limited to, computers, PDAs, cell phones, files, documents, identification cards, credit cards, keys, key fobs, equipment, software and data, however stored.  To the extent that you have any Company information or property stored on any personal electronic device (e.g., mobile phone, PDA, personal email, cloud storage, personal computer, etc.), you agree to fully cooperate with the Company to permanently remove all such information and property from such devices and to provide access to such devices to the Company in order to ensure compliance with this Paragraph 5.

6.          No Additional Entitlements.  You agree that (a) you have received all entitlements due from the Company relating to your employment with the Company, including, but not limited to, all wages earned, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements, monetarily or otherwise, are due to you other than as set forth in this Agreement; and (b) the Company shall have the right to deduct from the amounts payable pursuant to this Agreement any money owed to the Company by you for a loan or advance paid to you by the Company during your employment, when allowable by the loan agreement and applicable law.

7.          Confidentiality of this Agreement.  Except as expressly permitted in Paragraph 14 of this Agreement, or if otherwise required by law, the Parties, including the other Company Releasees, shall not disclose the existence of this Agreement, the terms of this Agreement, or the circumstances or allegations giving rise to this Agreement, to any person other than their respective attorneys, immediate family members, accountants, financial advisors or corporate employees who have a business need to know such terms in order to approve or implement such terms.

8.          Protection of Confidential Information.  Except as expressly permitted in Paragraph 14 of this Agreement, and in addition to any other nondisclosure or confidentiality agreement between you and the Company (or any predecessor entity thereto), which agreement you hereby acknowledge and reaffirm (the “Employee NDA”), you agree that you will not, at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company (the “Confidential Information”) or use any such Confidential Information to the detriment of the Company or to the benefit of any business or enterprise that competes with the Company.  Confidential Information  means any and all information or data, including, without limitation, trade secrets, know-how, show-how, theories, technical, operating, marketing, financial or other business information, plans, business and strategies, source codes, software programs, computer systems, algorithms, formulae, concepts, creations, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, product development, project procedures and customer, client, supplier and employee lists and data and other personally identifiable information, disclosed by or on behalf of the Company to you that is confidential, proprietary or otherwise not publicly available, whether prepared or furnished by or on behalf of the Company, and irrespective of the form or manner of communication (whether written, verbal, electronic or otherwise), and regardless of whether such information is specifically marked as confidential or proprietary, and irrespective of when such information is or was furnished to you.  The term “Confidential Information” shall be deemed to include any and all notes, analyses, compilations, copies, reports, summaries, studies, communications, memoranda, forecasts, financials, evaluations, interpretations or other documents, materials or records, in any form or medium, prepared by or on your behalf or that contain, reflect or are derived from or based upon, in whole or in part, any Confidential Information furnished to you.

9.          Non-Disparagement; Non-Publication; Cooperation.  Except as expressly permitted in Paragraph 14 of this Agreement, you agree that you shall not, directly or indirectly, at any time make, publish or communicate, or cause to be made, published or communicated, whether anonymously or not, any statement, observation, opinion or information, whether verbal or written, of a defamatory or disparaging nature regarding, or that is likely in any way to harm the reputation of, embarrass, humiliate or otherwise cause or contribute to their being held in disrepute, the Company or any other Company Releasee, the business or products of the Company or any other Company Releasee, or any of the Company or any other Company Releasee’s respective employees, officers, directors, contractors, equityholders, members, customers, clients, vendors, suppliers, agents, representatives, advisors, successors or permitted assigns.  You further agree that, unless you have prior written authorization from the Company, you will not disclose, directly or indirectly, any information about or relating to (a) the Company or its past, present or future investors or potential investors; (b) legal matters involving or relating to the Company or any other Company Releasee, or the resolution thereof; (c) your employment with or termination of employment with the Company; or (d) personal matters, personal lives, and other information concerning officers, directors, employees or executives of the Company or any other Company Releasee to any reporter, journalist, editor, author, producer, publisher, newspaper, blog, website, social media or similar person or entity, or take any other action intended to or likely to result in such information being made available to the general public, including, without limitation, books, articles, writings or electronic media of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/Internet format or any other medium.  You also agree that upon the Company’s reasonable notice to you, you shall cooperate with the Company and its counsel or other advisors (including, if necessary, with respect to any legal or regulatory matters, preparation for and appearance at depositions, hearings, trial or other proceedings) with regard to any past, present or future matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company.  In the event that such cooperation is required, you will be reimbursed for reasonable and documented expenses incurred in connection therewith.  Furthermore, you agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against the Company, unless your participation is required under applicable law. In the event you become employed by another employer during the Restricted Period (as defined below), you shall promptly notify the Company in writing of such employment and your anticipated start date.

10.        Non-Solicitation.  In addition to any restrictive covenants you entered into while employed by the Company pursuant to the Employee NDA or otherwise (which are survived and incorporated herein by reference), you acknowledge that you understand that the Company’s ability to operate its businesses depends upon their ability to attract and retain skilled employees, and that the Company has and will continue to invest substantial resources in recruiting, hiring and training such employees.  Therefore, during the twelve (12) month period beginning on the Effective Date (the “Restricted Period”), you shall not, to the maximum extent permitted by applicable law and without the prior written consent of the Company, directly or indirectly, (i) approach, solicit, recruit, counsel, induce, encourage, employ or retain, or have, cause, or assist any other person or entity to do any of the foregoing in respect of, any person who is employed by or providing services to the Company or who has been employed by or has provided services to the Company at any time during the Restricted Period or within the twelve (12) month period immediately prior to the Effective Date of this Agreement, or (ii) otherwise interfere with or disrupt, or attempt to interfere with or disrupt, the Company’s workforce.

11.        Non-Compete.

a)          During the Restricted Period, in addition to any restrictive covenants you entered into while employed by the Company (which are survived and incorporated herein by reference), without the prior written consent of the Company, you shall not, to the maximum extent permitted by applicable law, directly or indirectly, in any manner own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, consultant, owner, sole proprietor, partner, member, equityholder, agent, founder, co-venture partner or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any Competitive Business (as defined below) anywhere in North America or any country in which the Company operates, or is or was actively considering operating during any period in which you are or were providing services to the Company as an employee, consultant, or otherwise.  Notwithstanding the foregoing, nothing in this Agreement shall preclude you from owning, as a passive investor, publicly-traded securities of any public company that is engaged in a Competitive Business so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class of outstanding securities of such company.

b)          For purposes hereof, the term “Competitive Business” means any person or entity, or any business, division, operation or affiliate thereof, that is in the business of directly or indirectly (i) selling to consumers (1) recipes and the pre-portioned ingredients to prepare such recipes, or other similar meal-kit, prepared meal, boxed-meal or fresh ingredient deliveries; or (2) any other consumer goods or services that at any time during the Restricted Period or during the twelve (12) month period immediately prior to the Effective Date of this Agreement (A) have been marketed, sold, manufactured or produced by the Company, or (B) the Company has actively planned to market, sell, manufacture or produce, or given serious consideration to marketing, selling, manufacturing or producing, including, without limitation, alcoholic wine beverages; or (ii) manufacturing, producing, processing, marketing or selling beef, poultry, fish or other livestock products or specialty farm produce.  For the avoidance of doubt, Ventura Foods, LLC (collectively with any business, division, operation or affiliate thereof, “Ventura Foods”) shall not be deemed to be a Competitive Business for purposes hereof provided that Ventura Foods does not engage in any of the activities described in this clause (b) or, to the extent that Ventura Foods does engage in any of the activities described in this clause (b), you do not during the Restricted Period directly or indirectly support, advise or provide services to Ventura Foods in respect of such activities, or participate in the management or operation of such activities.

12.        Non-Interference with Business Relationships.  You acknowledge that you understand that the Company’s ability to operate their businesses depends upon their ability to maintain their relationships with their counterparties, vendors, suppliers, and service providers, which relationships have been developed and maintained at significant time and expense by the Company.  Therefore, during the Restricted Period, you shall not, to the maximum extent permitted by law and without the prior written consent of the Company, directly or indirectly, interfere with or disrupt, or attempt to interfere with or disrupt, the Company’s relationship with any counterparty, vendor, supplier, service provider, or any other person or entity, with whom or which the Company at any time during the Restricted Period or within the twelve (12) month period immediately prior to the Effective Date of this Agreement (a) has done or does business, or (b) is undertaking or has undertaken efforts to do business in the future, in each case, including, without limitation, by soliciting or encouraging any such counterparty, vendor, supplier, service provider, or other person or entity to discontinue or diminish its relationship with the Company.

13.        Reasonable Restrictions.  You acknowledge and agree that the restrictions set forth in Paragraphs 7 through 12, and the period of time for which such restrictions apply, are reasonable and necessary to protect the Company’s legitimate business interests.  In the event of your breach or threated breach of any of the provisions in Paragraphs 7 through 12, you acknowledge that the Company would suffer irreparable harm and damages would be an inadequate remedy.  You hereby waive the right to assert the defense that such breach or violation can be compensated adequately in damages at law.  Accordingly, you agree that, in the event of your breach or threatened breach of any of the provisions in Paragraphs 7 through 12, the Company shall be entitled to temporary, preliminary and permanent injunctive or other equitable relief in aid of arbitration in a court of competent jurisdiction as identified in Paragraph 18(c) (without being obligated to post a bond or other collateral) and to an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such violation, which rights shall be cumulative and in addition to (rather than instead of) any other rights or remedies to which the Company may be entitled at law or in equity.

14.        Permitted Conduct; DTSA.  Nothing in this Agreement shall prohibit or restrict you from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to you individually (and not directed to the Company) from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law.  Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x)(i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (y) to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (z) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nor does this Agreement require you to obtain prior authorization from the Company before engaging in any conduct described in this Paragraph 14, or to notify the Company that you have engaged in any such conduct.

15.        Non-Admission.  It is understood and agreed that neither the execution of this Agreement, nor the terms of this Agreement, constitute an admission of liability to you by the Company or any other Company Releasee, and such liability is expressly denied.  It is further understood and agreed that no person shall use this Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

16.        Acknowledgments.  You hereby acknowledge that:

a)          the Company hereby advises you to consult with an attorney before signing this Agreement;

b)          you have obtained independent legal advice from an attorney of your own choice with respect to this Agreement or you have knowingly and voluntarily chosen not to do so;

c)          you freely, voluntarily and knowingly entered into this Agreement after due consideration;

d)          you have had a minimum of forty-five (45) days to review and consider this Agreement;

e)          you and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the forty-five (45) day consideration period provided for in Paragraph 16(d) above; and

f)          no promise or inducement has been offered to you, except as expressly set forth herein or contemplated hereby, and you are not relying upon any such promise or inducement in entering into this Agreement.

17.        Revocation.  Each Party has seven (7) days after that Party signs this Agreement to revoke it.  You agree that if you fail to execute and return this Agreement to the Company within the time specified herein for your review and consideration, the promises and agreements made by the Company herein will be revoked.

18.        Arbitration.

a)          You and the Company agree that, expect with respect to (i) any claim that is expressly precluded from arbitration or a pre-dispute arbitration agreement by a governing federal law or by a state law that is not preempted by the Federal Arbitration Act, 9 U.S.C. §  1 et seq. (“FAA”), or (ii) any claim for injunctive relief in aid of arbitration pursuant to Paragraph 13, any claim by either Party directly or indirectly arising out of or related to this Agreement (a “Covered Claim”) shall be subject to and will be resolved by binding arbitration pursuant to the terms of this Agreement, and not by a court or jury.  EACH PARTY HEREBY IRREVOCABLY CONSENTS AND AGREES TO ARBITRATE ANY COVERED CLAIMS THROUGH BINDING ARBITRATION, AND FOREVER WAIVES AND GIVES UP ITS RIGHT TO HAVE A JUDGE OR JURY DECIDE ANY COVERED CLAIMS.

b)          To the maximum extent not prohibited by applicable law, the Parties agree that (i) no Covered Claim may be initiated or maintained as a class action, collective action, class arbitration or other type of representative action or proceeding, either in court or arbitration (as applicable, a “Class Action”), and you waive any right to act as a Class Action representative or to participate as a member of a class of claimants with respect to any Covered Claim; (ii) all Covered Claims must be brought in your individual capacity and may not be joined or consolidated in court or arbitration with other individuals’ claims, and no damages or penalties may be sought or recovered on behalf of other individuals; (iii) notwithstanding anything contained in this Agreement, a court of competent jurisdiction, and not an arbitrator, must resolve issues concerning the enforceability or validity of the Class Action waiver set forth above; and (iv) if, for any reason, the Class Action waiver is held unenforceable or invalid, in whole or in part, then a court of competent jurisdiction, and not an arbitrator, will decide the type of claim as to which the Class Action waiver was held unenforceable or invalid and all other claims will remain Covered Claims and subject to arbitration as set forth herein.

c)          Each Party agrees that it will notify the other in writing of any Covered Claim it may have within five (5) days of when it becomes aware of such Covered Claim so that the Parties can attempt in good faith to resolve such Covered Claim informally. Such notice must include a detailed description of the nature or basis of the Covered Claim, and the specific relief that such Party is seeking. If the Parties cannot agree how to resolve the Covered Claim within fifteen (15) days after the recipient’s receipt of the claim notice, then either Party may, subject to Paragraph 18(a), commence an arbitration proceeding. The Parties irrevocably consent and agree that (i) any arbitration will occur in the state and county where you were last employed by the Company; (ii) arbitration will be conducted confidentially by a single arbitrator in accordance with the then-current arbitration rules and procedures of JAMS (and its then-existing emergency relief procedures to the extent either Party seeks emergency relief prior to the appointment of an arbitrator), which rules and procedures are available at www.jamsadr.org, unless those rules or procedures conflict with any express term of this Agreement, in which case this Agreement shall control;  (iii) the federal courts sitting in the state and county where you were last employed by the Company, have exclusive jurisdiction over any appeals and the enforcement of an arbitration award; and (iv) the state or federal courts sitting in the state and county where you were last employed by the Company, have exclusive jurisdiction over any claim between the Parties that is not subject to arbitration, and in such case, the rights and obligations of the Parties will be governed by, and construed and enforced, both substantively and procedurally, in accordance with, the laws of the state where you were last employed by the Company, without regard to choice of law or conflict of law rules or provisions of that jurisdiction or any other jurisdiction.

d)          As limited by the FAA, this Agreement and applicable JAMS rules, the arbitrator will have (i) the exclusive authority and jurisdiction to make all procedural and substantive decisions regarding a Covered Claim; and (ii) the authority to grant any remedy that would otherwise be available in a court of competent jurisdiction; provided, however, that the arbitrator does not have the authority to determine the question of whether a claim is subject to arbitration under this Agreement (which authority the Parties agree will be vested solely in a court of competent jurisdiction), or conduct or preside over a Class Action (which is prohibited by this Agreement). The arbitrator may only conduct an individual arbitration and may not consolidate your claim with the claims of any other individual.

e)          The rules of JAMS and additional information about JAMS are available on the JAMS website. By agreeing to be bound by this Agreement, you either (i) acknowledge and agree that you have read and understand the JAMS rules; or (ii) waive the opportunity to read the JAMS rules and any claim that the JAMS rules are unfair or should not apply for any reason.

f)          Each Party will pay its own attorneys’ fees, witness fees and all other costs and fees that it incurs in connection with the arbitration, except that the Company will pay all JAMS filing or administrative fees, and any additional fees unique to arbitration. The arbitrator will not otherwise have authority to award any attorneys’ fees, witness fees or other costs and fees unless a statute or contract at issue in the dispute authorizes the award of such costs and fees to the applicable prevailing Party, in which case the arbitrator shall have the authority to make an award of such costs and fees to the full extent permitted by applicable law. If there is a dispute as to who is the prevailing Party, the arbitrator will decide such issue.

19.        Miscellaneous.

a)          Entire Agreement; Amendment.  This Agreement, together with any other nondisclosure agreement between you and the Company (or any predecessor entity thereto), contains the entire agreement, arrangement and understanding of the Parties with respect to the subject matter hereof, and supersedes and preempts any and all prior or contemporaneous agreements, arrangements or understandings, whether verbal or written, between the Parties with respect to the subject matter hereof. This Agreement may not be amended, changed or modified except by an instrument in writing, signed by you and the Company.

b)          Governing Law.  Except with respect to the Parties’ agreement to arbitrate set forth in Paragraph 18, which shall be governed by the FAA, this Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the state where you were last employed by the Company, without giving effect to the principles of conflicts of law thereof.

c)          Severability. If any one or more of the terms, provisions, covenants or restrictions contained in this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the Parties will attempt to agree upon a valid, legal and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement

d)          Breach.  You acknowledge that if you breach any of your commitments to the Company agreed upon in Paragraphs 7, 8, 9, 10, 11, or 12, you will forfeit any claim or entitlement to the payments described in Paragraph 2 (except five hundred dollars ($500.00), which you and the Company agree constitutes valid ongoing consideration for the release in Paragraph 3) and, in addition to equitable relief relating to any such breach, the Company may require that you repay any amounts paid to you under Paragraph 2.

e)          No Waiver.  A waiver by either Party of a breach of any term or provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

f)          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

g)          Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of each of the Parties and their respective successors and permitted assigns. You may not assign this Agreement, in whole or in part, or delegate any of your duties or obligations under this Agreement, without the Company’s prior written consent.

h)          Headings.  The Paragraph headings in this Agreement are for the convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

i)           Effective Date.  This Agreement shall become effective on the eighth (8th) day after you sign this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

If the above accurately states our agreement, including the bonus amount, waiver and release, kindly sign below and return the original Agreement to me within the timeframe specified above.

*****

Sincerely,

BLUE APRON, LLC

By: /s/ Lainie Cooney
		Name:	Lainie Cooney
		Title:	Chief Human Resources Officer

		Date:	December 14, 2017

UNDERSTOOD, AGREED TO AND
ACCEPTED WITH THE INTENTION
TO BE LEGALLY BOUND:

/s/ Pablo Cussatti
Pablo Cussatti

Date:	December 14, 2017

Signature Page to Letter Agreement and General Release